Exhibit 99.1

Yum China Reports First Quarter 2019 Results

Total revenues grew 4% or 10% in constant currency;

Total system sales grew 9% and same-store sales grew 4% in constant currency

Shanghai, China (April 30, 2019) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC) today reported unaudited results for the first quarter ended March 31, 2019. Reported GAAP results include Special Items, which are excluded from adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China.  See “Reconciliation of Reported GAAP Results to Adjusted Measures” within this release.

First Quarter Highlights

●	Total revenues increased 4% year over year to $2.3 billion from $2.2 billion (10% year over year increase excluding foreign currency translation (“F/X”)).
●	Total system sales grew 9% year over year, with growth of 11% at KFC and 3% at Pizza Hut, excluding F/X.
●	Same-store sales grew 4% year over year, with growth of 5% at KFC and 1% at Pizza Hut, excluding F/X.
●	Restaurant margin was 18.5%, as compared with 17.9% in the prior year period.
●

Operating Profit decreased 23% year over year to $303 million from $395 million (18% year over year decrease excluding F/X), primarily due to lapping the gain of $98 million from the re-measurement of our previously held equity interest at Wuxi KFC in the first quarter 2018. Excluding the gain in 2018, Adjusted Operating Profit increased 2% year over year (9% year over year increase excluding F/X).

●	Net Income decreased 23% to $222 million from $288 million in the prior year period, primarily due to the Wuxi re-measurement gain in the first quarter 2018.
●

Due to the release of final regulations regarding the transition tax under the US Tax Cuts and Jobs Act, the Company recognized a tax charge of $8 million in the first quarter 2019. Excluding the Wuxi re-measurement gain and transition tax charge, Adjusted Net Income increased 7% to $230 million.

●	Effective tax rate was 28.9%. Excluding the transition tax charge, the effective tax rate was 26.5%.
●

Diluted EPS decreased 21% to $0.57 from $0.72 in the prior year period. Adjusted Diluted EPS increased 11% to $0.59 from $0.53 in the prior year period (8% year over year increase excluding the $0.02 per share mark to market gain of our equity investment in Meituan Dianping).

●	Opened 237 new restaurants during the quarter, bringing total store count to 8,653 across more than 1,300 cities.

Key Financial Results

	First Quarter 2019
	% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+9	+4	+7	(23)
KFC	+11	+5	+8	(3)
Pizza Hut	+3	+1	+2	+48

	First Quarter
(in US$ million, except			% Change
per share data and percentages)	2019	2018	Reported	Ex F/X
Operating Profit	$303	$395	(23)	(18)
Adjusted Operating Profit[1]	$303	$297	+2	+9
Net Income	$222	$288	(23)	(17)
Adjusted Net Income[1]	$230	$214	+7	+15
Basic Earnings Per Common Share	$0.59	$0.75	(21)	(16)
Adjusted Basic Earnings Per
Common Share[1]	$0.61	$0.55	+11	+18
Diluted Earnings Per Common Share	$0.57	$0.72	(21)	(15)
Adjusted Diluted Earnings Per
Common Share[1]	$0.59	$0.53	+11	+19

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

1 See “Reconciliation of Reported GAAP Results to Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

NM refers to changes over 100%, from negative to positive amounts or from zero to an amount.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X.

CEO and CFO Comments

“We are pleased to report a very strong start to 2019 as we delivered a 9% increase in system sales in constant currency in the first quarter, our tenth consecutive quarter of system sales growth since the spin-off,” said Joey Wat, CEO of Yum China. “This resilient growth was driven by another robust quarter at KFC, which successfully lapped three strong first quarters between 2016 and 2018, and a very encouraging quarter at Pizza Hut. Pizza Hut delivered positive same-store sales growth and a significant improvement in profitability in the first quarter, while continuing to make strategic investments in value offerings and multiple other initiatives to drive the ongoing revitalization of the brand.”

“During the first quarter, we opened 237 stores, led by an acceleration of KFC openings, as we continued to identify attractive opportunities to expand our presence in underserved markets. We also continued to invest in enhancing our digital and delivery capabilities, which are vital drivers of same-store sales growth across our portfolio of brands,” added Ms. Wat.

“We achieved a 9% increase in adjusted operating profit during the first quarter, excluding special items and F/X, as sales leverage at KFC and a notable improvement in Pizza Hut’s margin offset cost inflation and increased promotions,” said Jacky Lo, CFO of Yum China. “This enabled us to continue to generate significant cash flow and fund shareholder returns. During the quarter, we returned $111 million to shareholders in the form of share repurchases and cash dividends. Looking ahead, based on our current pipeline, we are confident that our 2019 gross new openings will exceed the top end of our original target of 600 to 650 stores. While we expect poultry inflation to weigh on margins for the rest of the year, and Pizza Hut’s revitalization program is still ongoing, the long-term outlook for growth remains positive and we remain committed to generating significant value for our shareholders.”

Dividend and Share Repurchase

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on June 17, 2019 to shareholders of record as of the close of business on May 28, 2019.

●	During the first quarter, we repurchased approximately 1.7 million shares of Yum China common stock for $64.7 million at an average price of $37.90 per share.

Digital and Delivery

●

As of March 31, 2019, the KFC loyalty program had over 175 million members and the Pizza Hut loyalty program had over 55 million members, an increase of 50 million and 15 million, respectively, year over year.

●	Digital payments accounted for 87% of Company sales in the quarter, an increase of 13 percentage points year over year.
●

Delivery contributed to 19% of Company sales in the first quarter of 2019, an increase of 3 percentage points year over year. Delivery services are now available in 1,160 cities, up from 972 cities in the prior year period.

New-Unit Development and Asset Upgrade

●	The Company opened 237 new restaurants and remodeled 96 restaurants in the first quarter of 2019.

	New Units	Restaurant Count
	First Quarter	As of March 31
	2019	2019	2018
Yum China	237	8,653	8,112
KFC	191	6,078	5,602
Pizza Hut	34	2,249	2,214
Others[2]	12	326	296

2 Others include Little Sheep, East Dawning, Taco Bell and COFFii & JOY.

Restaurant Margin

●

In the first quarter of 2019, Yum China restaurant margin was 18.5%, as compared with 17.9% in the prior year period, primarily attributable to sales leverage, improved utility efficiency and labor productivity, partially offset by commodity and wage inflations and increased promotional activities during the period.

	First Quarter
	2019	2018	% pts change
Yum China	18.5%	17.9%	+0.6
KFC	20.0%	20.9%	(0.9)
Pizza Hut	14.3%	10.5%	+3.8

Recently Adopted Accounting Pronouncement

●	Effective January 1, 2019, we adopted a new accounting standard for leases using a modified retrospective method, under which prior period results were not retrospectively adjusted.
●

Upon adoption, we recognized right-of-use assets and lease liabilities of approximately $2.0 billion and $2.2 billion respectively. In addition, an impairment of $60 million (net of related impact on deferred taxes and noncontrolling interests) on right-of-use assets arising from existing operating leases as of January 1, 2019 was recorded as an adjustment to retained earnings, as the additional impairment charge would have been recorded before adoption had the operating lease right-of-use assets been recognized at the time of impairment. We performed an additional impairment evaluation of long-lived assets of restaurants as a result of adopting the new accounting standard and recorded an incremental impairment charge of $12 million in the first quarter of 2019.

Conference Call

Yum China’s management will hold an earnings conference call at 8:00p.m. U.S. Eastern Time on Monday, April 29, 2019 (8:00a.m. Beijing/Hong Kong Time on Tuesday, April 30, 2019). A copy of the presentation will be available on the Yum China Holdings, Inc. website, http://ir.yumchina.com.

US:	+1 845 675 0437
Hong Kong:	+852 3018 6771
Mainland China:	400 620 8038 or 800 819 0121
UK:	+44 20 36214779
International:	+65 6713 5090
Passcode:	Yum China

A replay of the conference call will be available two hours after the call ends until 10:00a.m. U.S. Eastern Time on Tuesday, May 7, 2019 (10:00p.m. Beijing/Hong Kong Time on Tuesday, May 7, 2019) and may be accessed by phone at the following numbers:

US:	+1 855 452 5696
International:	+61 2 9003 4211
Passcode:	1893189

Additionally, a live webcast and an archived webcast of this conference call will be available at http://ir.yumchina.com.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as "expect," "expectation," "believe," "anticipate," "may," "could," "intend," "belief," "plan," "estimate," "target," "predict," "project," "likely," "will," "continue," "should," "forecast," "outlook" or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future business plans, earnings, performance and returns of Yum China, statements regarding the revitalization of Pizza Hut, anticipated effects of population and macroeconomic trends, the capital structure and effective tax rate of Yum China, the anticipated effects of our digital and delivery capabilities on growth and beliefs regarding the long-term drivers of Yum China's business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, East Dawning and COFFii & JOY concepts outright. The Company had more than 8,600 restaurants in over 1,300 cities at the end of March 2019. In 2019, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2019 in China by the Top Employers Institute. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change
	3/31/2019	3/31/2018	B/(W)
Revenues
Company sales	$2,089	$2,016	4
Franchise fees and income	39	40	(1)
Revenues from transactions with franchisees and unconsolidated affiliates	170	161	5
Other revenues	6	4	55
Total revenues	2,304	2,221	4
Costs and Expenses, Net
Company restaurants
Food and paper	638	594	(7)
Payroll and employee benefits	466	442	(5)
Occupancy and other operating expenses	599	619	3
Company restaurant expenses	1,703	1,655	(3)
General and administrative expenses	114	114	1
Franchise expenses	20	20	—
Expenses for transactions with franchisees and unconsolidated affiliates	167	160	(5)
Other operating costs and expenses	5	4	(16)
Closures and impairment expenses (income), net	11	(1)	NM
Other income, net	(19)	(126)	(85)
Total costs and expenses, net	2,001	1,826	(10)
Operating Profit	303	395	(23)
Interest income, net	9	8	17
Investment gain	10	—	NM
Income Before Income Taxes	322	403	(20)
Income tax provision	(93)	(107)	13
Net income – including noncontrolling interests	229	296	(23)
Net income – noncontrolling interests	7	8	13
Net Income – Yum China Holdings, Inc.	$222	$288	(23)
Effective tax rate	28.9%	26.6%	(2.3)	ppts.

Basic Earnings Per Common Share	$0.59	$0.75
Weighted average shares outstanding (in millions)	379	386

Diluted Earnings Per Common Share	$0.57	$0.72
Weighted average shares outstanding (in millions)	388	401

Cash Dividends Declared Per Common Share	$0.12	$0.10

Company sales	100.0%	100.0%
Food and paper	30.5	29.4	(1.1)	ppts.
Payroll and employee benefits	22.3	21.9	(0.4)	ppts.
Occupancy and other operating expenses	28.7	30.8	2.1	ppts.
Restaurant margin	18.5%	17.9%	0.6	ppts.
Operating margin	14.5%	19.6%	(5.1)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2019	3/31/2018	B/(W)
Revenues
Company sales	$1,539	$1,444	7
Franchise fees and income	36	37	(3)
Revenues from transactions with franchisees and unconsolidated affiliates	17	17	—
Total revenues	1,592	1,498	6
Costs and Expenses, Net
Company restaurants
Food and paper	476	424	(13)
Payroll and employee benefits	320	293	(9)
Occupancy and other operating expenses	434	426	(2)
Company restaurant expenses	1,230	1,143	(8)
General and administrative expenses	49	46	(5)
Franchise expenses	19	19	1
Expenses for transactions with franchisees and unconsolidated affiliates	17	17	1
Closures and impairment expenses, net	7	—	NM
Other income, net	(18)	(23)	(24)
Total costs and expenses, net	1,304	1,202	(9)
Operating Profit	$288	$296	(3)
Company sales	100.0%	100.0%
Food and paper	30.9	29.3	(1.6)	ppts.
Payroll and employee benefits	20.8	20.3	(0.5)	ppts.
Occupancy and other operating expenses	28.3	29.5	1.2	ppts.
Restaurant margin	20.0%	20.9%	(0.9)	ppts.
Operating margin	18.7%	20.6%	(1.9)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change
	3/31/2019	3/31/2018	B/(W)
Revenues
Company sales	$541	$564	(4)
Franchise fees and income	1	1	45
Revenues from transactions with franchisees and unconsolidated affiliates	1	—	NM
Total revenues	543	565	(4)
Costs and Expenses, Net
Company restaurants
Food and paper	159	167	5
Payroll and employee benefits	143	147	3
Occupancy and other operating expenses	162	190	15
Company restaurant expenses	464	504	8
General and administrative expenses	24	28	14
Franchise expenses	1	1	(50)
Expenses for transactions with franchisees and unconsolidated affiliates	1	—	NM
Closures and impairment expenses (income), net	3	(1)	NM
Other income, net	—	(1)	(100)
Total costs and expenses, net	493	531	7
Operating Profit	$50	$34	48
Company sales	100.0%	100.0%
Food and paper	29.4	29.7	0.3	ppts.
Payroll and employee benefits	26.4	26.1	(0.3)	ppts.
Occupancy and other operating expenses	29.9	33.7	3.8	ppts.
Restaurant margin	14.3%	10.5%	3.8	ppts.
Operating margin	9.2%	6.0%	3.2	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	3/31/2019	12/31/2018
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,247	$1,266
Short-term investments	284	122
Accounts receivable, net	77	80
Inventories, net	280	307
Prepaid expenses and other current assets	179	177
Total Current Assets	2,067	1,952
Property, plant and equipment, net	1,620	1,615
Operating lease right-of-use assets	2,016	—
Goodwill	273	266
Intangible assets, net	111	116
Deferred income taxes	104	89
Investments in unconsolidated affiliates	44	81
Other assets	527	491
Total Assets	6,762	4,610
LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,507	1,199
Income taxes payable	80	54
Total Current Liabilities	1,587	1,253
Non-current operating lease liabilities	1,869	—
Capital lease obligations	23	25
Other liabilities	220	355
Total Liabilities	3,699	1,633
Redeemable Noncontrolling Interest	1	1
Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 394 million shares and 392 million shares issued at March 31, 2019 and December 31, 2018, respectively; 379 million shares and 379 million shares outstanding at March 31, 2019 and December 31, 2018, respectively	4	4
Treasury stock	(525)	(460)
Additional paid-in capital	2,408	2,402
Retained earnings	1,060	944
Accumulated other comprehensive income (loss)	39	(17)
Total Equity – Yum China Holdings, Inc.	2,986	2,873
Noncontrolling interests	76	103
Total Equity	3,062	2,976
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$6,762	$4,610

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Quarter Ended
	3/31/2019	3/31/2018
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$229	$296
Depreciation and amortization	111	118
Amortization of operating lease right-of-use assets	83	—
Closures and impairment expenses (income)	11	(1)
Gain from re-measurement of equity interest upon acquisition	—	(98)
Investment gain	(10)	—
Equity income from investments in unconsolidated affiliates	(23)	(23)
Distributions of income received from unconsolidated affiliates	28	36
Deferred income taxes	6	23
Share-based compensation expense	6	6
Changes in accounts receivable	5	11
Changes in inventories	34	48
Changes in prepaid expenses and other current assets	(3)	(7)
Changes in accounts payable and other current liabilities	(39)	85
Changes in income taxes payable	24	63
Changes in non-current operating lease liabilities	(103)	—
Other, net	(15)	(6)
Net Cash Provided by Operating Activities	344	551
Cash Flows – Investing Activities
Capital spending	(110)	(111)
Purchases of short-term investments	(235)	(160)
Maturities of short-term investments	76	93
Acquisition of business, net of cash acquired	—	(88)
Other, net	2	(1)
Net Cash Used in Investing Activities	(267)	(267)
Cash Flows – Financing Activities
Repayment of short-term borrowings assumed from acquisition	—	(10)
Repurchase of shares of common stock	(68)	—
Cash dividends paid on common stock	(46)	(39)
Other, net	1	(2)
Net Cash Used in Financing Activities	(113)	(51)
Effect of Exchange Rates on Cash and Cash Equivalents	17	26
Net (Decrease) Increase in Cash and Cash Equivalents	(19)	259
Cash and Cash Equivalents - Beginning of Period	1,266	1,059
Cash and Cash Equivalents - End of Period	$1,247	$1,318

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at a rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year. We refer to these as our “base” stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Adjusted Measures

(in US$ million, except for per share data)

(unaudited)

In addition to the results provided in accordance with US Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted EPS, Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, depreciation, amortization and other items, including store impairment charges and Special Items. The Special Item for the quarter ended March 31, 2019 represents impact from the US Tax Cuts and Jobs Act (the “Tax Act”) , as described in the accompanying notes. The Special Item for the quarter ended March 31, 2018 represents a gain recognized from the re-measurement of our previously held equity interest in Wuxi KFC at fair value upon acquisition, as described in the accompanying notes. The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation, amortization and other items, including store impairment charges. These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provide additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.  These adjusted measures should not be considered in isolation or as a substitute for GAAP financial results, but should be read in conjunction with the unaudited Condensed Consolidated Statements of Income and other information presented herein. A reconciliation of the most directly comparable GAAP measures to adjusted measures follows.

	Quarter Ended
	3/31/2019	3/31/2018
Detail of Special Items

Gain from re-measurement of equity interest upon acquisition(b)	$—	$98
Special Items, Operating Profit	—	98
Tax effect on Special Items(c)	—	(24)
Impact from the Tax Act(d)	(8)	—
Special Items, net income – including noncontrolling interests	(8)	74
Special Items, net income – noncontrolling interests	—	—
Special Items, Net Income –Yum China Holdings, Inc.	$(8)	$74
Weighted Average Diluted Shares Outstanding	388	401
Special Items, Diluted Earnings Per Common Share	$(0.02)	$0.19
Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$303	$395
Special Items, Operating Profit	—	98
Adjusted Operating Profit	$303	$297
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$222	$288
Special Items, Net Income –Yum China Holdings, Inc.	(8)	74
Adjusted Net Income – Yum China Holdings, Inc.	$230	$214
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.59	$0.75
Special Items, Basic Earnings Per Common Share	(0.02)	0.20
Adjusted Basic Earnings Per Common Share	$0.61	$0.55
Diluted Earnings Per Common Share	$0.57	$0.72
Special Items, Diluted Earnings Per Common Share	(0.02)	0.19
Adjusted Diluted Earnings Per Common Share	$0.59	$0.53
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	28.9%	26.6%
Impact on effective tax rate as a result of Special Items	2.4%	(0.5)%
Adjusted effective tax rate	26.5%	27.1%

Reconciliation of Net Income  to Adjusted EBITDA

(in US$ million)

(unaudited)

Net income, along with the reconciliation to Adjusted EBITDA, is presented below.

	Quarter Ended
	3/31/2019	3/31/2018
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$222	$288
Net income – noncontrolling interests	7	8
Income tax provision	93	107
Interest income, net	(9)	(8)
Investment gain	(10)	—
Operating Profit	303	395
Special Items, Operating Profit	—	(98)
Adjusted Operating Profit	303	297
Depreciation and amortization	111	118
Store impairment charges	14	2
Adjusted EBITDA	$428	$417

Unit Count by Brand

KFC

	12/31/2018	New Builds	Closures	Refranchised	3/31/2019
Company-owned	4,597	153	(17)	(1)	4,732
Unconsolidated affiliates	811	27	(4)	—	834
Franchise	502	11	(2)	1	512
Total	5,910	191	(23)	—	6,078

Pizza Hut

	12/31/2018	New Builds	Closures	Refranchised	3/31/2019
Company-owned	2,188	33	(24)	(7)	2,190
Franchise	52	1	(1)	7	59
Total	2,240	34	(25)	—	2,249

Others

	12/31/2018	New Builds	Closures	Refranchised	3/31/2019
Company-owned	47	6	(1)	—	52
Franchise	287	6	(19)	—	274
Total	334	12	(20)	—	326

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 3/31/2019	KFC	Pizza Hut	All Other Segments(1)	Corporate and Unallocated(2)	Elimination	Total
Company sales	$1,539	$541	$9	$—	$—	$2,089
Franchise fees and income	36	1	2	—	—	39
Revenues from transactions with franchisees and unconsolidated affiliates	17	1	7	145	—	170
Other revenues	—	—	14	1	(9)	6
Total revenues	$1,592	$543	$32	$146	$(9)	$2,304
Company restaurant expenses	1,230	464	10	—	(1)	1,703
General and administrative expenses	49	24	8	33	—	114
Franchise expenses	19	1	—	—	—	20
Expenses for transactions with franchisees and unconsolidated affiliates	17	1	6	143	—	167
Other operating costs and expenses	—	—	12	1	(8)	5
Closures and impairment expenses, net	7	3	1	—	—	11
Other income, net	(18)	—	—	(1)	—	(19)
Total costs and expenses, net	1,304	493	37	176	(9)	2,001
Operating Profit (Loss)	$288	$50	$(5)	$(30)	$—	$303

Quarter Ended 3/31/2018	KFC	Pizza Hut	All Other Segments(1)	Corporate and Unallocated(2)	Elimination	Total
Company sales	$1,444	$564	$8	$—	$—	$2,016
Franchise fees and income	37	1	2	—	—	40
Revenues from transactions with franchisees and unconsolidated affiliates	17	—	7	137	—	161
Other revenues	—	—	4	1	(1)	4
Total revenues	$1,498	$565	$21	$138	$(1)	$2,221
Company restaurant expenses	1,143	504	8	—	—	1,655
General and administrative expenses	46	28	7	33	—	114
Franchise expenses	19	1	—	—	—	20
Expenses for transactions with franchisees and unconsolidated affiliates	17	—	6	137	—	160
Other operating costs and expenses	—	—	4	1	(1)	4
Closures and impairment income, net	—	(1)	—	—	—	(1)
Other income, net	(23)	(1)	—	(102)	—	(126)
Total costs and expenses, net	1,202	531	25	69	(1)	1,826
Operating Profit (Loss)	$296	$34	$(4)	$69	$—	$395

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)

Starting from the first quarter of 2019, our newly developed COFFii & JOY concept and e-commerce business became operating segments, as their financial results started being regularly reviewed by the Company’s chief operating decision maker. Accordingly, our six non-reportable operating segments, including the operations of East Dawning, Little Sheep, Taco Bell, Daojia, COFFii & JOY and e-commerce business, are combined and referred to as All Other Segments, as those operating segments are insignificant both individually and in the aggregate. Segment financial information for prior quarters has been recast to align with this change in segment reporting. There was no impact on the condensed consolidated financial statements of the Company as a result of this change.

(2)

Corporate and unallocated expenses comprise items that are not allocated to segments for performance reporting purposes. Amount includes revenues and expenses associated with transactions with franchisees and unconsolidated affiliates such as inventory procurement and other services provided to franchisees and unconsolidated affiliates. The Corporate and Unallocated column in the above tables includes, among other amounts, all amounts that we have deemed Special Items. See “Reconciliation of Reported GAAP Results to Adjusted Measures”.

Notes to the Condensed Consolidated Statements of Income, Condensed Consolidated Balance Sheets,

Condensed Consolidated Statements of Cash Flows and Reconciliation of Reported GAAP Results to Adjusted Measures

(in US$ million)

(unaudited)

(a)	Amounts presented as of and for the quarter ended March 31, 2019 and March 31, 2018 are unaudited.
(b)

As a result of the acquisition of Wuxi KFC in the first quarter of 2018, the Company recognized a gain of $98 million from the re-measurement of our previously held 47% equity interest at fair value, which was not allocated to any segment for performance reporting purposes.

(c)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.
(d)

We completed the evaluation of the impact on our transition tax computation based on the final regulations released by the US Treasury Department and the IRS in the first quarter of 2019 and recorded an additional amount of $8 million for the transition tax accordingly.